Exhibit 99.1

Commonwealth Bankshares, Inc.

List of Financial Statements

The following consolidated financial statements of Commonwealth Bankshares, Inc. and subsidiaries are included:

		Page
•	Independent Auditor’s Report	1

•	Consolidated Balance Sheets-December 31, 2003 and 2002.	2 and 3

•	Consolidated Statements of Income-Years Ended December 31, 2003 and 2002.	4

•	Consolidated Statements of Stockholders’ Equity-Years Ended December 31, 2003 and 2002.	5

•	Consolidated Statements of Cash Flows-Years Ended December 31, 2003 and 2002.	6

•	Notes to Consolidated Financial Statements-December 31, 2003 and 2002.	7 - 21

Schedules to the consolidated financial statements required by Article 9 of Regulations S-X are not required under the related instructions or are inapplicable, and therefore have been omitted.

Independent Auditor’s Report

Board of Directors

Commonwealth Bankshares, Inc.

Norfolk, Virginia

We have audited the accompanying consolidated balance sheets of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Witt Mares Eggleston Smith, PLC

Norfolk, Virginia

February 4, 2004

Commonwealth Bankshares, Inc.

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Cash and cash equivalents:
Cash and due from banks	$8,116,202	$7,369,589
Interest bearing deposits in banks	134,300	96,939
Federal funds sold	340,621	59,064

Total cash and cash equivalents	8,591,123	7,525,592

Investment securities:
Available for sale	11,594,084	14,972,915
Held to maturity, at amortized cost (fair market value was $858,850 and $1,080,062, respectively)	836,647	1,047,080

	12,430,731	16,019,995

Equity securities, restricted, at cost	2,397,870	1,180,720

Loans held for sale	56,132,136	27,792,233

Loans receivable:
Commercial	45,583,991	36,278,760
Commercial construction	7,759,122	7,457,813
Commercial mortgage	131,743,596	108,102,933
Residential mortgage	36,268,976	33,995,545
Installment loans to individuals	8,226,346	9,185,951
Other	1,368,563	2,033,225

Gross loans	230,950,594	197,054,227
Unearned income	(900,802)	(731,446)
Allowance for loan losses	(2,503,000)	(2,335,000)

Loans, net	227,546,792	193,987,781

Premises and equipment, net	5,353,554	5,813,553

Other real estate owned	1,094,637	—

Accrued interest receivable	1,504,761	1,386,057

Other assets	3,243,649	2,807,816

	$318,295,253	$256,513,747

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Balance Sheets, continued

December 31, 2003 and 2002

	2003	2002
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$31,974,911	$25,527,790
Interest-bearing:
Demand deposits	33,730,237	28,793,148
Savings deposits	7,997,386	6,502,390
Time deposits $100,000 and over	47,831,903	43,664,941
Other time deposits	129,123,855	123,598,380

Total deposits	250,658,292	228,086,649

Short-term borrowings:
Securities sold under agreements to repurchase	11,714	288,003
Federal Home Loan Bank	36,992,000	1,600,000

Total short-term borrowings	37,003,714	1,888,003

Long-term debt	426,496	452,608

Convertible preferred securities	6,025,300	7,285,000

Accrued interest payable	740,436	860,989

Other liabilities	4,250,450	2,495,868

Total liabilities	299,104,688	241,069,117

Stockholders’ Equity:
Common stock, par value $2.50, 5,000,000 shares authorized; 1,888,271 and 1,721,621 shares issued and outstanding in 2003 and 2002, respectively	4,720,678	4,304,053
Additional paid-in capital	6,547,479	5,560,051
Retained earnings	7,529,445	5,270,552
Accumulated other comprehensive income	392,963	309,974

Total stockholders’ equity	19,190,565	15,444,630

	$318,295,253	$256,513,747

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Income

Years Ended December 31, 2003 and 2002

	2003	2002
Interest and dividend income:
Loans, including fees	$18,520,947	$16,479,632
Investment securities:
Taxable	470,348	638,141
Tax exempt	224,209	251,807
Dividend income, equity securities, restricted	119,009	74,330
Other interest income	29,733	187,647

Total interest income	19,364,246	17,631,557

Interest expense:
Deposits	7,696,596	8,405,605
Federal funds purchased	1,040	830
Securities sold under agreements to repurchase	255	7,114
Federal Home Loan Bank	128,655	52,462
Convertible preferred securities	542,791	579,562
Long-term debt	10,041	12,335

Total interest expense	8,379,378	9,057,908

Net interest income	10,984,868	8,573,649

Provision for loan losses	524,797	419,014

Net interest income after provision for loan losses	10,460,071	8,154,635

Noninterest income:
Service charges on deposit accounts	894,238	835,303
Other service charges and fees	515,164	576,652
Other	268,506	239,360

Total noninterest income	1,677,908	1,651,315

Noninterest expense:
Salaries and employee benefits	4,069,620	3,497,632
Net occupancy expense	919,568	777,510
Furniture and equipment expense	1,151,240	1,002,264
Other operating expense	2,251,732	2,106,447

Total noninterest expense	8,392,160	7,383,853

Income before provision for income taxes	3,745,819	2,422,097

Provision for income taxes	1,203,328	747,910

Net income	$2,542,491	$1,674,187

Earnings per share:
Basic	$1.44	$0.98

Diluted	$1.03	$0.73

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2003 and 2002

	Common Shares	Common Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2002	1,703,002	$4,257,506	$5,477,930	$3,775,600	$62,242	$13,573,278

Comprehensive income:

Net income	—	—	—	1,674,187	—	1,674,187

Change in unrealized gains on securities available for sale, net of tax effect	—	—	—	—	247,732	247,732

Total comprehensive income						1,921,919

Issuance of common stock	18,619	46,547	82,121	—	—	128,668

Cash dividends - $.105 per share	—	—	—	(179,235)	—	(179,235)

Balance, December 31, 2002	1,721,621	4,304,053	5,560,051	5,270,552	309,974	15,444,630

Comprehensive income:

Net income	—	—	—	2,542,491	—	2,542,491

Change in unrealized gains on securities available for sale, net of tax effect	—	—	—	—	82,989	82,989

Total comprehensive income						2,625,480

Issuance of common stock	166,650	416,625	987,428	—	—	1,404,053

Cash dividends - $0.16 per share	—	—	—	(283,598)	—	(283,598)

Balance, December 31, 2003	1,888,271	$4,720,678	$6,547,479	$7,529,445	$392,963	$19,190,565

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statement of Cash Flows

Years Ended December 31, 2003 and 2002

	2003	2002
Operating Activities:
Net income	$2,542,491	$1,674,187
Adjustments to reconcile net income to net cash used in operating activities:
Provision for loan losses	524,797	419,014
Depreciation and amortization	901,592	818,331
Gain on the sale of loans	(23,224)	—
Gain on the sale of premises and equipment	(2,594)	(36,203)
Loss on the sale of other real estate owned	2,991	16,135
Deferred tax assets	(221,351)	(177,244)
Net change in:
Loans held for sale	(28,339,903)	(27,792,233)
Accrued interest receivable	(118,704)	(64,294)
Other assets	(257,234)	1,430,805
Accrued interest payable	(141,548)	(177,903)
Other liabilities	1,775,577	637,280

Net cash used in operating activities	(23,357,110)	(23,252,125)

Investing Activities:
Purchase of securities available for sale	(4,041,380)	(4,671,100)
Purchase of equity securities, restricted	(4,371,750)	(632,350)
Net purchase of premises and equipment	(438,999)	(1,007,847)
Net expenditures on other real estate owned	(127,006)	(28,899)
Net change in loans	(35,031,206)	(18,037,357)
Proceeds from:
Maturities of securities held to maturity	210,433	1,840,235
Sales and maturities of securities available for sale	7,545,952	3,619,800
Sales of equity securities, restricted	3,154,600	368,900
Sale of other real estate owned	—	31,115

Net cash used in investing activities	(33,099,356)	(18,517,503)

Financing Activities:
Net change in:
Deposits	22,571,643	23,177,722
Short-term borrowings	35,115,711	463,691
Principal payments on long term-debt	(26,112)	(26,112)
Dividends reinvested and sale of stock	144,353	128,668
Dividends paid	(283,598)	(179,235)

Net cash provided by financing activities	57,521,997	23,564,734

Net increase (decrease) in cash and cash equivalents	1,065,531	(18,204,894)
Cash and cash equivalents, January 1	7,525,592	25,730,486

Cash and cash equivalents, December 31	$8,591,123	$7,525,592

Supplemental cash flow disclosure:
Interest paid during the year	$8,499,931	$9,235,811

Income taxes paid during the year	$1,581,658	$695,000

Supplemental noncash disclosure:
Transfer from loans to other real estate owned	$1,285,376	$—

Conversion of convertible preferred securities for common stock	$1,259,700	$—

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

Note 1.	Summary of Significant Accounting Policies

The accounting and reporting policies of Commonwealth Bankshares, Inc. (the “Parent”) and its subsidiaries, Commonwealth Bankshares Capital Trust I (the “Trust”), and Bank of the Commonwealth (the “Bank”) and its subsidiaries, BOC Title of Hampton Roads, Inc. and BOC Insurance Agencies of Hampton Roads, Inc., are in accordance with accounting principles generally accepted in the United States of America and conform to accepted practices within the banking industry. A summary of significant accounting policies is briefly described below.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent, the Trust and the Bank and its subsidiaries, collectively referred to as “the Company”. All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations

The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation by the Virginia State Corporation Commission-Bureau of Financial Institutions and the Federal Reserve System. The Bank serves Norfolk, Virginia Beach, Chesapeake and Portsmouth, Virginia through its nine banking offices.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents includes cash and due from banks, interest bearing deposits in banks and federal funds sold. Interest bearing deposits with maturities extending beyond 90 days are not considered cash equivalents for cash flow reporting purposes. The Company had no such deposits at December 31, 2003 and 2002.

Restrictions on Cash and Due from Bank Accounts

The Company is required to maintain average reserve balances in cash with the Federal Reserve Bank (FRB). Required reserves were $110,000 for December 31, 2003 and 2002.

Investment Securities

Investment securities which the Company intends to hold until maturity or until called are classified as held to maturity. These investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts.

Investment securities which the Company intends to hold for indefinite periods of time, including investment securities used as part of the Company’s asset/liability management strategy, are classified as available for sale. These investment securities are carried at fair value. Net unrealized gains and losses, net of deferred income taxes, are excluded from earnings and reported as accumulated other comprehensive income (loss).

Gains and losses on the sale of investment securities are determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Equity Securities, Restricted

The Company, as a member of the Federal Home Loan Bank (“FHLB”) of Atlanta, is required to hold shares of capital stock in the FHLB in an amount equal to at least 1% of the aggregate principal amount of its residential mortgage loans or 5% of its borrowings from the FHLB, whichever is larger.

As a member of the Federal Reserve Bank (“FRB”), the Company is required to hold shares of FRB capital stock, $100 par value, in an amount equal to 6% of the Company’s total common stock and capital surplus.

FRB stock and FHLB stock are carried at cost.

Loans Held for Sale

Loans held for sale consist primarily of mortgage loans in the process of being sold to third-party investors. The loans are carried at the lower of aggregate cost or fair value as determined by aggregate outstanding commitments from investors or current investor yield requirements.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Loans Receivable

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balance net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans.

Allowance for Loan Losses

A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

The adequacy of the allowance for loan losses is periodically evaluated by the Company, in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management’s evaluation of the adequacy of the allowance is based on a review of the Company’s historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loan. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance. Subsequent recoveries, if any, are credited to the allowance.

Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more that 120 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as non-accrual. Loans that are on a current payment status or past due less than 90 days may also be classified as non-accrual, if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a non-accrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally by the straight-line method. It is the Company’s policy to capitalize additions and improvements and depreciate the cost thereof over the estimated useful lives as follows:

Buildings and improvements	5 to 40 years
Furniture and equipment	3 to 10 years

Other Real Estate Owned

Other real estate owned is stated at the lower of cost or estimated fair market value of the property, less estimated disposal costs, if any. Cost includes loan principal and accrued interest. Any excess of cost over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings. Development and improvement costs relating to property are capitalized. Net operating income or expenses of such properties are included in other expenses.

Advertising Costs

Advertising costs are expensed as incurred.

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws on rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Stock Compensation Plans

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25. The fair value based method of accounting did not have a material effect on the Company’s net income and earnings per share.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, interest bearing deposits in banks, loans held for sale, accrued interest receivable, demand deposits, savings deposits, and short-term borrowings approximates fair value. The fair value of securities is based on quoted market prices. The remainder of the recorded financial instruments were valued based on the present value of estimated future cash flows, discounted at various rates in effect for similar instruments at year-end.

Fair values for off-balance sheet lending commitments approximate the contract or notional value taking into account the remaining terms of the agreements and the counterparties’ credit standings.

Per Share Data

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted average common and potential dilutive common equivalent shares outstanding, determined as follows:

	2003	2002
Earnings available to common shareholders	$2,542,491	$1,674,187
Weighted average shares outstanding	1,771,556	1,708,698

Basic earnings per common share	$1.44	$0.98

Effect of dilutive securities:
Earnings available to common shareholders	$2,542,491	$1,674,187
Convertible preferred securities interest net of tax effect	358,242	384,648

Earnings available to common plus assumed conversions	$2,900,733	$2,058,835

Effect of dilutive securities on EPS:
Weighted average shares outstanding	1,771,556	1,708,698
Effect of stock options	188,126	197,645
Effect of convertible preferred securities	865,020	910,625

Diluted average shares outstanding	2,824,703	2,816,968

Diluted earnings per common share	$1.03	$0.73

Segment Information

The Company has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in the single geographic area of Hampton Roads, Virginia, and surrounding communities.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and presentation of comprehensive income and its components (revenues, expenses, gains, and losses) within the Company’s consolidated financial statements. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) which establishes guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated by a company if that company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both. Transferors to qualified special-purpose entities (“QSPEs”) and certain other interests in a QSPE are not subject to the requirements of FIN 46. On December 17, 2003, the FASB deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004, however, for special-purpose entities the Company would be required to apply FIN 46 as of December 31, 2003. The Interpretation had no effect on the Company’s consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. This Statement did not have a material effect on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement provides new rules on the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. Such financial instruments include mandatorily redeemable shares, instruments that require the issuer to buy back some of its shares in exchange for cash or other assets, or obligations that can be settled with shares, the monetary value of which is fixed. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 30, 2003. This Statement had no effect on the Company’s consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2003 presentation. These reclassifications have no effect on previously reported net income.

Note 2.	Concentrations of Credit Risk

At December 31, 2003, the Company’s cash and due from banks included two commercial bank deposit accounts aggregating $5,513,344 in excess of the Federal Deposit Insurance Corporation (FDIC) insured limit of $100,000 per institution. Interest bearing deposits in banks are not subject to FDIC coverage.

Note 3.	Investment Securities

The amortized costs and fair values of investment securities are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2003
Available for sale:
U.S. Government and agency securities	$809,125	$65	$—	$809,190
Mortgage-backed securities	2,147,959	36,592	(3,418)	2,181,133
State and municipal securities	4,352,146	295,343	—	4,647,489
Equities and other bonds	3,689,458	278,089	(11,275)	3,956,272

	$10,998,688	$610,089	$(14,693)	$11,594,084

Held to maturity:
Mortgage-backed securities	$582,399	$3,957	$(3,407)	$582,949
State and municipal securities	254,248	21,653	—	275,901

	$836,647	$25,610	$(3,407)	$858,850

December 31, 2002
Available for sale:
U.S. Government and agency securities	$1,299,501	$4,944	$—	$1,304,445
Mortgage-backed securities	4,759,265	119,602	(1,474)	4,877,393
State and municipal securities	4,767,839	204,509	(2,665)	4,969,683
Equities and other bonds	3,676,652	194,900	(50,158)	3,821,394

	$14,503,257	$523,955	$(54,297)	$14,972,915

Held to maturity:
Mortgage-backed securities	$800,919	$12,632	$(6,284)	$807,267
State and municipal securities	246,161	26,634	—	272,795

	$1,047,080	$39,266	$(6,284)	$1,080,062

A maturity schedule of investment securities as of December 31, 2003 is as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due:
In one year or less	$809,125	$809,190	$—	$—
After one year through five years	1,495,202	1,577,072	254,248	275,901
After five years through ten years	2,474,028	2,623,682	—	—
After ten years	1,938,163	2,070,599	—	—

	6,716,518	7,080,543	254,248	275,901
Mortgage-backed securities	2,147,959	2,181,133	582,399	582,949
Equity securities	2,134,211	2,332,408	—	—

	$10,998,688	$11,594,084	$836,647	$858,850

Securities with an amortized cost of $7,837,684 and $10,408,543 and market value of $8,183,678 and $10,743,842 at December 31, 2003 and 2002, respectively, were pledged as collateral to secure public deposits and for other purposes.

Note 4.	Loans Receivable

Although the Company has a diversified loan portfolio, a substantial portion of the borrowers’ ability to honor their contracts is dependent upon the commercial real estate operators and hotel/motel sectors. The majority of these loans are collateralized by a deed of trust on real estate. The approximate outstanding balances of loans on these sectors are as follows:

	December 31,
	2003	2002
Commercial real estate operators	$19,500,000	$20,200,000
Hotel/motel	$24,400,000	$21,500,000

A summary of transactions in the allowance for loan losses follows:

	2003	2002
Balance at beginning of year	$2,335,000	$1,988,000

Provision charged to operating expense	524,797	419,014
Loans charged-off	(369,892)	(86,753)
Recoveries of loans previously charged-off	13,095	14,739

Balance at end of year	$2,503,000	$2,335,000

Accounting standards require certain disclosures concerning impaired loans, as defined by generally accepted accounting principles, regardless of whether or not an impairment loss exists. Impaired loans amount to $2,845,100 and $1,710,388, with specific reserves allocated from the allowance for loan losses of $1,259,382 and $710,442, as of December 31, 2003 and 2002, respectively. The Company recognized $192,788 and $63,494 of interest income on impaired loans during 2003 and 2002, respectively.

Note 5.	Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2003	2002
Land	$345,403	$345,403
Buildings and improvements	2,943,032	2,858,609
Leasehold improvements	696,226	618,188
Furniture and equipment	6,160,615	5,887,204
Construction in progress	29,510	82,741

	10,174,786	9,792,145
Less accumulated depreciation	4,821,232	3,978,592

	$5,353,554	$5,813,553

Note 6.	Deposits

At December 31, 2003, the scheduled maturities of certificates of deposit included in other time deposits on the balance sheet are as follows:

2004	$58,046,715
2005	29,261,754
2006	26,655,591
2007	3,845,597
2008	35,583,909
Thereafter	8,530,663

$161,924,229

Note 7.	Other Operating Expenses

A summary of other expenses for the years ended December 31, 2003 and 2002 is as follows:

	2003	2002
Stationary and office supplies	$188,138	$201,220
Advertising and marketing	187,408	144,350
Telephone and postage	250,189	236,852
Professional	244,797	173,213
Bank franchise tax	182,932	163,473
Other outside services	341,290	311,662
Directors’ and advisory board fees	232,276	251,115
Other	624,702	624,562

	$2,251,732	$2,106,447

Note 8.	Dividend Limitations

Dividends may be paid to the Parent by the Bank under formulas established by the appropriate regulatory authorities. These formulas contemplate that the current earnings and earnings retained for the two preceding years may be paid to the Parent without regulatory approval. In 2004, the Bank can initiate dividend payments without said regulatory approvals of approximately $3,986,444 plus an additional amount equal to the Bank’s net earnings for 2004 up to the date of any such dividend declaration. Substantially all of the retained earnings of the Parent are represented by undistributed earnings of the Bank.

Note 9.	Short-Term Borrowings

Included in short-term borrowing are securities sold under agreements to repurchase which generally mature within one to three days from the transaction date. The securities underlying these agreements were under the Company’s control.

	2003	2002
Weighted average rate	0.19%	0.76%
Average balance	$132,564	$941,575
Maximum outstanding at a month-end	$319,763	$1,144,220
Balance at December 31,	$11,714	$288,003

The Company has a line of credit with the Federal Home Loan Bank with a maximum value of fifteen percent of the Bank’s current assets, using a daily rate credit and due on demand. The advances from this line are collateralized by a blanket lien on residential mortgage and commercial mortgage loans, and securities pledged with a book value of $2,480,943.

	2003	2002
Weighted average rate	1.32%	1.87%
Average balance	$9,731,395	$2,807,710
Maximum outstanding at a month-end	$36,992,000	$20,638,000
Balance at December 31,	$36,992,000	$1,600,000

The Company has an unsecured line of credit with Bank of America and Suntrust for the purchase of federal funds in the amount of $3,000,000 and $3,500,000, respectively. Each separate line of credit has a variable rate based on the lending bank’s daily federal funds sold and is due on demand.

	2003	2002
Weighted average rate	0.75%	2.69%
Average balance	$139,164	$30,877
Maximum outstanding at a month-end	$725,000	$—
Balance at December 31,	$—	$—

Note 10.	Income Taxes

The current and deferred components of income tax expense are as follows:

	2003	2002
Current	$1,467,832	$925,154
Deferred	(264,504)	(177,244)

Provision for income taxes	$1,203,328	$747,910

A reconciliation between the provision for income taxes and the amount computed by multiplying income by the current statutory 34% federal income tax rate is as follows:

	2003	2002
Income tax expense at statutory rates	$1,273,578	$823,513
Increase (decrease) due to:
Tax exempt income	(85,802)	(93,416)
Other	15,552	17,813

Provision for income taxes	$1,203,328	$747,910

Deferred income taxes result from timing differences between taxable income and the income for financial reporting purposes. The only significant timing difference relates to the provision for loan losses.

A cumulative net deferred tax asset is included in other assets at December 31, 2003 and 2002. The components of the asset are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Allowance for loan losses	$748,703	$719,573
Deferred compensation	596,669	437,747
Accrued compensated absences	288,380	240,203
Deferred loan fees	303,912	237,751
Other	4,056	1,877

Total deferred tax assets	1,941,720	1,637,151

Deferred tax liabilities:
Depreciation	(436,807)	(396,214)
Unrealized gains on securities	(202,436)	(159,684)
Other	(588)	(1,116)

Total deferred tax liabilities	(639,831)	(557,014)

Net deferred tax asset	$1,301,889	$1,080,137

Note 11.	Related Parties Loans

During the year, officers, directors, principal stockholders, and their affiliates (related parties) were customers of and had transactions with the Company in the ordinary course of business. In management’s opinion, these transactions were made on substantially the same terms as those prevailing for other customers for comparable transactions and did not involve more than normal risks. Loan activity to related parties is as follows:

	2003	2002
Beginning of year	$3,714,800	$2,796,930
Additional borrowings	1,930,683	1,516,892
Curtailments	(2,499,171)	(599,022)

End of year	$3,146,312	$3,714,800

Deposits from related parties held by the Company at December 31, 2003 and 2002 amounted to $13,477,941 and $7,935,625, respectively.

Note 12.	Convertible Preferred Stock

On November 15, 2000, the Parent formed the Trust, a wholly owned subsidiary. The Trust issued 1,457,000 shares of 8.0% cumulative preferred securities maturing October 15, 2031 with an option to call on or after October 15, 2006 (call price of $5.00 per share) for $7,285,000. Conversion of the preferred securities into the Parent’s common stock at $8.00 per share may occur at any time prior to maturity. During the second half of 2003, 251,940 shares of the 8.0% cumulative preferred securities were converted to 157,449 shares of the Parent’s common stock. There were no conversions in 2002.

The Trust also issued 45,063 shares of convertible common stock for $225,315. The Parent purchased all shares of the common stock. The proceeds from the sale of the preferred securities were utilized to purchase from the Parent junior subordinated debt securities (guaranteed by the Parent), of $7,510,315 bearing interest at 8.0% and maturing October 15, 2031. All intercompany interest and equity was eliminated in consolidation.

Note 13.	Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Reserve Bank categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2003 and 2002 are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Total capital to risk weighted assets:
Consolidated	$27,415	10.2%	$21,442	8.0%	N/A	N/A
Bank	25,692	9.6%	21,390	8.0%	$26,737	10.0%
Tier I capital to risk weighted assets:
Consolidated	24,823	9.3%	10,721	4.0%	N/A	N/A
Bank	23,100	8.6%	10,695	4.0%	16,042	6.0%
Tier I capital to average assets:
Consolidated	24,823	8.7%	11,429	4.0%	N/A	N/A
Bank	23,100	8.1%	11,403	4.0%	14,254	5.0%
As of December 31, 2002:
Total capital to risk weighted assets:
Consolidated	$24,822	11.4%	$17,493	8.0%	N/A	N/A
Bank	23,233	10.7%	17,441	8.0%	$21,801	10.0%
Tier I capital to risk weighted assets:
Consolidated	20,180	9.2%	8,746	4.0%	N/A	N/A
Bank	20,831	9.6%	8,720	4.0%	13,080	6.0%
Tier I capital to average assets:
Consolidated	20,180	7.8%	10,302	4.0%	N/A	N/A
Bank	20,831	8.1%	10,241	4.0%	12,801	5.0%

Note 14.	Disclosures About Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values.

Equity Securities

The carrying amount approximates fair value.

Investment Securities

Fair values are based on published market prices or dealer quotes. Available-for-sale securities are carried at their aggregate fair value.

Loans Held for Sale and Loans Receivable, Net

For loans receivables with short-term and/or variable characteristics, the total receivables outstanding approximate fair value. The fair value of other loans is estimated by discounting the future cash flows using the build up approach to discount rate construction. Components of the discount rate include a risk free rate, credit quality component, and a service charge component.

Accrued Interest Receivable and Accrued Interest Payable

The carrying amount approximates fair value.

Deposits

The fair value of noninterest bearing deposits and deposits with no defined maturity, by SFAS No. 107 definition, is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the future cash flows using the build up approach to discount rate construction. Components of the discount rate include a risk free rate, credit quality component, and a service charge component.

Short-term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values.

Long-term Debt

The fair values of the Company’s long-term debt are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

The estimated fair value and the carrying value of the Company’s recorded financial instruments are as follows:

	December 31, 2003		December 31, 2002
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$8,591	$8,591	$7,526	$7,526
Investment securities	12,431	12,453	16,020	15,153
Equity securities	2,398	2,398	1,181	1,181
Loans held for sale and loans receivable, net	283,679	300,350	221,780	241,359
Accrued interest receivable	1,505	1,505	1,386	1,386
Deposits	250,658	257,057	228,087	239,268
Short-term borrowings	37,004	37,004	1,888	1,888
Long-term debt	426	400	453	443
Accrued interest payable	741	741	861	861

Note 15.	Dividend Reinvestment and Stock Purchase Plan

In April 1999, the Company’s Board of Directors approved a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Under this Plan, shares purchased from the Company with reinvested dividends are issued at a five percent (5.0%) discount from market value. The Plan also permits participants to make optional cash payments of up to $20,000 per quarter for the purchase of additional shares of the Company’s common stock. The shares are issued at market value without incurring brokerage commissions.

Note 16.	Stock Options

The Company has a Stock Option Plan under which the Company may grant options to its directors and employees for shares of common stock.

A summary of the Company’s stock option activity and related information is as follows.

	Options Outstanding	Weighted Average Exercise Price
Balance at January 1, 2002:	196,872	$6.68
Granted	—	—
Exercised	8,746	5.59
Expired	—	—

Balance at December 31, 2002:	188,126	6.73
Granted (currently unexercisable)	48,650	19.30
Exercised	—	—
Expired	—	—

Balance at December 31, 2003:	236,776	$9.31

Exercise prices for options outstanding and exercisable as of December 31, 2003 were as follows:

Range of Exercise Prices	Number of Options	Remaining Contractual Life (in Months)	Weighted Average Exercise Price
$4.30 - $4.81	42,109	17.50	$4.3219
$5.04 - $6.11	55,757	39.13	5.4288
$6.33 - $9.04	51,510	71.97	8.0002
$9.30 - $10.02	38,750	76.68	9.5090

$4.30 - $10.02	188,126	51.02	$6.7256

Note 17.	Related Party Leases

In 1984, the Bank entered into a lease with Boush Bank Building Associates, a limited partnership owned by several stockholders of the Company (the Partnership), to rent the Headquarters Building. The lease requires the Bank to pay all taxes, maintenance and insurance. The term of the lease is twenty-three years and eleven months. In connection with this property, the lessor has secured financing in the form of a $1,600,000 industrial development revenue bond from the Norfolk Redevelopment and Housing Authority payable in annual installments, commencing on January 1, 1987, at amounts equal to 3.0% of the then outstanding principal balance through the twenty-fifth year, when the unpaid balance will become due. Interest on this bond is payable monthly, at 68.6% of the prime rate of SunTrust Bank in Richmond, Virginia. Monthly rent paid by the Bank is equal to interest on the above bond, plus any interest associated with secondary financing provided the lessor by the Bank.

The Bank has the right to purchase, at its option, an undivided interest in the property at undepreciated original cost, and is obligated to purchase in each January after December 31, 1986 an undivided interest in an amount equal to 90.0% of the legal amount allowed by banking regulations for investments in fixed properties. Under this provision the Bank purchased 19.7% of this property for $362,200 in 1987. At the time of the 1987 purchase the Bank assumed $305,700 of the above-mentioned bond. Pursuant to the purchase option contained in the lease agreement, the Bank recorded an additional interest of $637,400 (34.7%) in the leased property as of December 31, 1988 by assuming a corresponding portion ($521,900) of the unpaid balance of the related revenue bond and applying the difference of $115,500 to amounts due from the lessor. Accordingly the Bank now owns 54.4%, of the Headquarters property. No purchases have been made after 1988. Total lease expense was $66,100 and $72,480 for the years 2003 and 2002.

In addition, the Bank subleases approximately 4,000 square feet of third floor office space to outside parties. Total sublease rental income was $60,614 for the years ended December 31, 2003 and 2002.

The Bank has also entered into a long-term lease with a related party to provide space for one branch located in Chesapeake, Virginia. This lease has been classified as an operating lease for financial reporting purposes. Future minimum lease payments of $107,016 are required each year for five years under the long-term non-cancelable lease agreement as of October 20, 1998, which expires in October 2007. Total lease expense was $106,642 and $104,821 for the years 2003 and 2002, respectively.

Note 18.	Lease Commitments

The Company leases office space in Hampton Roads. The leases provide for options to renew for various periods. Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under these non-cancelable operating lease agreements.

Lease Payments
2004	$297,428
2005	282,232
2006	247,946
2007	236,825
2008	225,704
Thereafter	726,307

$2,016,442

Total rental expense was $295,504 and $291,170 for 2003 and 2002, respectively.

Note 19.	Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company’s experience has been that approximately 90% of loan commitments are drawn upon by customers. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include property, plant and equipment, and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company has not been required to perform on any financial guarantees during the past two years. The Company has not incurred any losses on its commitments in either 2003 or 2002.

The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 2003 and 2002.

	Variable Rate Commitments	Fixed Rate Commitments
December 31, 2003:
Loan commitments	$19,757,151	$11,542,464
Standby letters of credit and guarantees written	$2,434,220	$240,147
December 31, 2002:
Loan commitments	$22,373,139	$8,713,975
Standby letters of credit and guarantees written	$153,050	$704,789

Note 20.	Subsequent Events

On January 20, 2004, the Company declared a cash dividend of $0.05 payable February 27, 2004, to shareholders of record on February 23, 2004.

Subsequent to December 31, 2003 through February 4, 2004, 21,775 shares of the 8.0% cumulative preferred securities were converted to 13,607 shares of the Parent’s common stock.

Note 21.	Parent Company Only Financial Information

Balance Sheets

December 31, 2003 and 2002

Assets

	2003	2002
Cash on deposit with subsidiary	$831,709	$624,923
Investment in subsidiaries	23,648,975	21,323,185
Due from subsidiary	751,315	763,494
Premises	104,421	107,807
Prepaid expense	14,692	37,069
Other assets	248,235	252,497

	$25,599,347	$23,108,975

Liabilities and Stockholders’ Equity

Accrued expenses	$53,917	$26,715
Accrued interest payable	104,177	126,841
Junior subordinated debentures	6,250,615	7,510,315
Other liabilities	73	474
Total stockholders’ equity	19,190,565	15,444,630

	$25,599,347	$23,108,975

Statements of Income

For the Years Ended December 31, 2003 and 2002

	2003	2002
Income:
Dividends from subsidiaries	$774,527	$393,776
Rental income	6,000	6,000
Interest income	309	1,746

Total income	780,836	401,522

Expenses:
Interest expense	559,147	599,158
Professional fees	160,895	90,104
Other	6,324	5,612

Total expenses	726,366	694,874

Income (loss) before income taxes and equity in undistributed net income of subsidiaries	54,470	(293,352)
Income tax benefits	245,220	233,965

Income (loss) before equity in undistributed net income of subsidiaries	299,690	(59,387)
Equity in undistributed net income of subsidiaries	2,242,801	1,733,574

Net income	$2,542,491	$1,674,187

Statements of Cash Flows

For the Years Ended December 31, 2003 and 2002

	2003	2002
Operating activities:
Net income	$2,542,491	$1,674,187
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,386	3,385
Equity in undistributed net income of subsidiaries	(2,242,801)	(1,733,574)
Net change in:
Amount due to subsidiaries	—	(11,089)
Prepaid expense	22,377	4,405
Other assets	16,441	(107,149)
Accrued expenses	27,202	17,838
Accrued interest payable	(22,664)	(1,667)
Deferred tax liability	(401)	(341)

Net cash provided by (used in) operating activities	346,031	(154,005)

Financing activities:
Proceeds from issuance of common stock	144,353	128,668
Dividends paid	(283,598)	(179,235)

Net cash used in financing activities	(139,245)	(50,567)

Net increase (decrease) in cash on deposit with subsidiary	206,786	(204,572)
Cash on deposit with subsidiary, January 1	624,923	829,495

Cash on deposit with subsidiary, December 31	$831,709	$624,923